Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Kristina M. Broadbelt (for media)

Associate Director, PR & Advocacy

Phone (610) 321- 2358

Robert A. Doody Jr.

Assistant Director, Investor Relations

Phone (610) 321-6290

VIROPHARMA ANNOUNCES INITIATION OF PHASE 2 EVALUATION OF

SUBCUTANEOUS DELIVERY OF CINRYZE™ (C1 ESTERASE INHIBITOR [HUMAN])

Exton, PA, April 27, 2010 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that it has initiated an open-label, multi-dose Phase 2 study to evaluate the safety, and pharmacokinetics and pharmacodynamics of subcutaneous versus intravenous administration of Cinryze™ (C1esterase inhibitor [human)] in 24 adolescents and adult subjects with hereditary angioedema (HAE). Cinryze was approved by the U.S. Food and Drug Administration in October 2008 for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE.

“The experience with intravenous delivery of Cinryze has been exceptional, with many patients taking advantage of our unique labeling option of self-administration and dosing themselves in their homes or wherever their schedule takes them,” commented Judy Johnson, ViroPharma’s vice president of clinical pharmacology and non-clinical development. “Based on encouraging data from a previous single-dose Phase 1 study in healthy subjects, we believe that subcutaneous administration of Cinryze may become a viable alternative mode of administration for routine prophylaxis of HAE attacks.”

Clinical Study Design

This multi-center, open-label multiple dose study will be conducted in 24 adolescent and adult HAE patients in the US and Europe. All eligible subjects will be randomized into one of two treatment groups: Patients will receive Cinryze via IV infusion two times per week for two weeks. Then, following a 14-day washout period, patients will receive Cinryze via subcutaneous administration at one of two dose levels (either 1000U or 2000U) two times per week for two weeks. Safety and PK/PD assessments will be evaluated throughout each treatment period.

About Cinryze™ (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product that has been approved by FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. C1 inhibitor therapy has been used acutely for more than 35 years in Europe to treat patients with C1 inhibitor deficiency. Cinryze is not currently approved in the European Union or any of its member states.

The most common adverse reactions observed have been upper respiratory infection, sinusitis, rash and headache. No drug-related serious adverse events (SAEs) have been observed in clinical trials. Severe hypersensitivity reactions may occur. Thrombotic events have occurred in patients receiving high dose off-label C1 inhibitor therapy well above the approved treatment dosage regimen. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening plasma donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

Cinryze is for intravenous use only. A dose of 1000 Units of Cinryze can be administered every 3 or 4 days for routine prophylaxis against angioedema attacks in HAE patients. Cinryze is administered at an injection rate of 1 mL per minute.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,000 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: http://www.haea.org/.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze™ (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin(R), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, http://www.viropharma.com/. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including our clinical development activities with Cinryze related to subcutaneous administration. There can be no assurance that that our phase 2 clinical program with Cinryze utilizing subcutaneous administration will enroll patients at the rate we anticipate or yield positive results. The FDA or EMA may view the data regarding subcutaneous administration of Cinryze as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, or deny the approval of Cinryze for subcutaneous administration. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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